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                                                                   Exhibit 10.01

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into effective the 4/th/ day of November, 2002, between West Corporation ("Employer"), a Delaware corporation, and Paul Mendlik ("Employee").

                                    RECITALS

     A. WHEREAS, Employer and Employee have agreed to certain terms and conditions of employment between the parties; and

     B. WHEREAS, the parties desire to enter into this Agreement to memorialize the terms and conditions of the employment relationship and any prior and existing employment agreement(s) between the parties.

     NOW THEREFORE, the parties agree as follows;

     1. Employment. Employer agrees to employ Employee in his capacity as Chief Financial Officer of Employer. Employer may also direct Employee to perform such duties for other entities which now are, or in the future may be, affiliated with Employer (the "Affiliates"), subject to the limitation that Employee's total time commitment shall be consistent with that normally expected of similarly situated executive level employees. Employee shall serve Employer and the Affiliates faithfully, diligently and to the best of his ability. Employee agrees during the term of this Agreement to devote his best efforts, attention, energy and skill to the performance of his employment and/or consulting duties and to furthering the interest of Employer and the Affiliates.

     2. Term of Employment. Employee's employment under this Agreement shall commence effective the 4/th/ day of November, 2002, and shall continue for a period of two years unless terminated or renewed under the provisions of Paragraph 6 below.

          (a) Unless terminated pursuant to Paragraph 6(a), the term of employment shall be extended by one year at the end of each successive year so that at the beginning of each successive year the term of this Agreement will be two years.

     3. Compensation. Employer shall pay Employee as set forth in Exhibit A and provide a policy of life insurance if required by the terms of Exhibit B attached hereto and incorporated herein as if fully set forth in this paragraph. Employee may receive additional discretionary bonuses as determined by the Board of Directors of Employer in its sole discretion provided nothing contained herein shall be construed as a commitment by the corporation to declare or pay any such bonuses.

     4. Benefits. In addition to the compensation provided for in Paragraph 3 above, Employer will provide Employee with employment benefits commensurate to those received by other executive level employees of Employer during the term of this Agreement.

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     5.   Other Activities. Employee shall devote substantially all of his working time and efforts during Employer's normal business hours to the business and affairs of Employer and to the duties and responsibilities assigned to him pursuant to this Agreement. Employee may devote a reasonable amount of his time to civic, community or charitable activities. Employee in all events shall be free to invest his assets in such manner as will not require any substantial services by Employee in the conduct of the businesses or affairs of the entities or in the management of the assets in which such investments are made.

     6. Term and Termination. The termination of this Agreement shall be governed by the following:

          (a) The term of this Agreement shall be for the period set out in Paragraph 2 unless earlier terminated in one of the following ways:

               (1) Death. This Agreement shall immediately terminate upon the death of Employee.

               (2) For Cause. Employer, upon written notice to Employee, may terminate the employment of Employee at any time for "cause." For purposes of this paragraph, "cause" shall be deemed to exist if, and only if, the CEO and COO of Employer, in good faith, determine that Employee has engaged, during the performance of his duties hereunder, in significant objective acts or omissions constituting dishonesty, willful misconduct or gross negligence relating to the business of Employer.

               (3) Without Cause. Employer, upon written notice to Employee, may terminate the employment of Employee at any time without cause.

               (4) Resignation. Employee, upon written notice to Employer, may resign from the employment of Employer at any time.

          (b) Accrued Compensation on Termination. In the event of termination of the Agreement, Employee shall be entitled to receive:

               (1) salary earned prior to and including the date of termination;

               (2) any bonus earned as of the end of the month immediately preceding the date of termination; and

               (3) all benefits, if any, which have vested as of the date of termination.

     7.   Consulting.

          (a) In the event of termination of employment pursuant to Paragraph 6(a)(3) or 6(a)(4) above, Employer and Employee agree that Employee shall, for a minimum period of twenty-four (24) months from the date of termination, serve as a consultant to Employer.

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          (b)  In the event of termination pursuant to Paragraph 6(a)(2),
     Employer and Employee agree that Employer may, at its sole option, elect to retain the services of Employee as a consultant for a period of twenty-four
     (24) months from the date of termination and that Employee will serve as a consultant to Employer if Employer so elects. Employer shall make such election within ten (10) business days from the date of notice of termination.

          (c) During any period of consulting, Employee shall be acting as an independent contractor. As part of the consulting services, Employee agrees to provide certain services to Employer, including, but not limited to, the following:

               (1) oral and written information with reference to continuing programs and new programs which were developed or under development under the supervision of Employee;

               (2) meeting with officers and managers of Employer to discuss and review programs and to make recommendations;

               (3) analysis, opinion and information regarding the effectiveness and public acceptance of their programs.

          (d) During the consulting period, Employee shall continue to receive, as compensation for his consulting, the annualized salary being paid at the time of termination. No bonus of any kind will be paid during any period of consulting.

          (e) Employee hereby agrees that during any period of consulting, he will devote his full attention, energy and skill to the performance of his duties and to furthering the interest of Employer and the affiliates, which shall include, and Employee acknowledges, a fiduciary duty and obligation to Employer. Employee acknowledges that this prohibition includes, but is not necessarily limited to, a preclusion from any other employment or consulting by Employee during the consulting period except pursuant to Paragraph 7(f) hereafter.

          (f) During the term of this Agreement, including any period of consulting, Employee shall not, singly, jointly, or as a member, employer or agent of any partnership, or as an officer, agent, employee, director, stockholder or investor of any other corporation or entity, or in any other capacity, engage in any business endeavors of any kind or nature whatsoever, other than those of Employer or its Affiliates without the express written consent of Employer; provided, however, that Employee may own stock in a publicly traded corporation. Employee agrees that Employer may in its sole discretion give or withhold its consent and understands that Employer's consent will not be unreasonably withheld if the following conditions are met:

               (1) Employee's intended employment will not interfere in Employer's opinion with Employee's duties and obligations as a consultant, including the fiduciary duty assumed hereunder; and

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               (2)  Employee's intended employment or activity would not, in the opinion of Employer, place Employee in a situation where confidential information of Employer or its Affiliates known to Employee may benefit Employee's new employer; and

               (3) Employee's new employment will not, in Employer's opinion, result, directly or indirectly, in competition with Employer or its Affiliates, then or in the future.

          (g) Notwithstanding any provisions in this Agreement to the contrary, the provisions of Paragraph 7 shall survive the termination of this Agreement.

          (h) Employer shall reimburse Employee for all reasonable expenses incurred by Employee in furtherance of his consulting duties pursuant to this Agreement provided the expenses are pre-approved by Employer.

          (i) Benefits During Consulting Period. Employee and his dependents shall be entitled to continue their participation in all benefit plans in effect on the date of Employee's termination from employment during the period of consulting, under the same terms and conditions and at the same net cost to Employee as when employed by Employer unless Employee accepts new employment during the consulting term in accordance with Paragraph 7 above, in which event all benefits will cease, at Employer's option, when the new employment is accepted by Employee.

     8. Confidential Information. In the course of Employee's employment, Employee will be provided with certain information, technical data and know-how regarding the business of Employer and its Affiliates and their products, all of which is confidential (hereinafter referred to as "Confidential Information"). Employee agrees to receive, hold and treat all Confidential Information received from Employer and its Affiliates as confidential and secret and agrees to protect the secrecy of said Confidential Information. Employee agrees that the Confidential Information will be disclosed only to those persons who are required to have such knowledge in connection with their work for Employer and that such Confidential Information will not be disclosed to others without the prior written consent of the Employer. The provisions hereof shall not be applicable to: (a) information which at the time of disclosure to Employee is a matter of public knowledge; or (b) information which, after disclosure to Employee, becomes public knowledge other than through a breach of this Agreement. Unless the Confidential Information shall be of the type herein before set forth, Employee shall not use such Confidential Information for his own benefit or for a third party's or parties' benefit at any time. Upon termination of employment, Employee will return all books, records and other materials provided to or acquired by Employee during the course of employment which relate in any way to Employer or its business. The obligations imposed upon Employee by this paragraph shall survive the expiration or termination of this Agreement.

     9. Covenant Not to Compete. Notwithstanding any other provision of this Agreement to the contrary, Employee covenants and agrees that for the period of one (1) year following termination of his employment with Employer for any reason he will not:

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          (a)  directly or indirectly, for himself, or as agent of, or on behalf of, or in connection with, any person, firm, association or corporation, engage in any business competing directly for the customers, prospective customers or accounts of the Employer or any of its Affiliates with whom Employee had contact or about whom Employee learned during the course of his employment with Employer and during the one (1) year immediately preceding the end of his employment.

          (b) induce or attempt to induce any person employed by Employer or any of its Affiliates, in any capacity, at the time of the termination of Employee's service with Employer, to leave his/her employment, agency directorship or office with Employer or the Affiliate.

          (c) induce or attempt to induce any customer of Employer or any of its Affiliates to terminate or change in any way its business relationship with Employer or the Affiliate.

     Employee agrees the knowledge and information gained by him in the performance of his duties would be valuable to those who are now, or might become, competitors of the Employer or its Affiliates and that the business of Employer and its Affiliates by its nature, covers at least the entire United States of America and Canada. In the event these covenants not to compete are held, in any respect, to be an unreasonable restriction upon the Employee, the Court so holding may reduce the territory, or time, to which it pertains or otherwise reasonably modify the covenant to the extent necessary to render this covenant enforceable by said Court for the reasonable protection of Employer and its Affiliates. The obligations imposed upon Employee by this paragraph are severable from, and shall survive the expiration or termination of, this Agreement.

     10.  Developments.

          (a) Employee will make full and prompt disclosure to Employer of all inventions, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, which are created, made, conceived, reduced to practice by Employee or under his direction or jointly with others during his employment by Employer, whether or not during normal working hours or on the premises of Employer which relate to the business of Employer as conducted from time to time (all of which are collectively referred to in this Agreement as "Developments").

          (b) Employee agrees to assign, and does hereby assign, to Employer (or any person or entity designated by Employer) all of his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.

          (c) Employee agrees to cooperate fully with Employer, both during and after his employment with Employer, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation,

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     copyright applications, patent applications, declarations, oaths, formal assignments, assignment or priority rights, and powers of attorney, which Employer may deem necessary or desirable in order to protect its rights and interest in any Developments.

     11. Injunction and Other Relief. Both parties hereto recognize that the services to be rendered under this Agreement by Employee are special, unique and of extraordinary character, and that in the event of the breach of Employee of the terms and conditions of this Agreement to be performed by him, or in the event Employee performs services for any person, firm or corporation engaged in the competing line of business with Employer as provided in Paragraph 9, or if Employee shall breach the provisions of this Agreement with respect to Confidential Information or consulting services, then Employer shall be entitled, if it so elects, in addition to all other remedies available to it under this Agreement or at law or in equity to affirmative injunctive relief.

     12. Severability. In the event that any of the provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of this Agreement and same shall be construed as if such invalid or unenforceable provisions had never been a part hereof. In the event any court would invalidate or fail to enforce any provision of Paragraph 7 and or Paragraph 9 of this Agreement, Employee shall return any sums paid to Employee by Employer pursuant to the consulting provision in Paragraph 7 hereof.

     13. Governing Law. This Agreement shall be governed by the laws of the State of Nebraska.

     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of Employee by Employer and supersedes all prior understandings, arrangements and agreements, whether oral or written, including without limitation, any existing employment agreement, and may not be amended except by a writing signed by the parties hereto.

     15. Notice. Notices to Employer under this Agreement shall be in writing and sent by registered mail, return receipt requested, at the following address:

          President and CEO
          West Corporation
          11808 Miracle Hills Drive
          Omaha, Nebraska 68154

     16.  Miscellaneous. Employee acknowledges that:

          (a) He has consulted with or had an opportunity to consult with an attorney of Employee's choosing regarding this Agreement.

          (b) He will receive substantial and adequate consideration for his obligations under this Agreement.

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          (c)  He believes the obligations, terms and conditions hereof are reasonable and necessary for the protectable interests of Employer and are enforceable.

          (d) This Agreement contains restrictions on his post-employment activities.


     IN WITNESS WHEREOF, Employer has, by its appropriate officers, executed this Agreement and Employee has executed this Agreement as of the day and year first above written.


                                   WEST CORPORATION,
                                   Employer

                                   By: /s/ Thomas B. Barker
                                      ----------------------------------------
                                   Its: President and Chief Executive Officer
                                       ---------------------------------------

                                   /s/ Paul Mendlik
                                   -------------------------------------------
                                   Paul Mendlik, Employee

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                         [LOGO OF WEST CORPORATION](SM)


To:    Paul Mendlik
From:  Tom Barker
Date:  September 12, 2002

Re:    2002 Compensation Plan - Exhibit A

The 2002 compensation plan for your employment as Chief Financial Officer for West Corporation is as follows:

1. Your base salary will be $250,000.00. Should your employment terminate before the end of the year, you will be compensated for your services through the date of your actual termination per your Employment Agreement. In the event of such termination, the provisions of Paragraph 7 of the Employment Agreement regarding consulting immediately take effect, and remain in effect for a twenty-four (24) month period of time from the date of termination pursuant to the Employment Agreement. This will be reviewed on an annual basis and revised, if necessary in accordance with the consumer price index.

2. You will receive a guaranteed bonus of $62,500 per quarter for the first two years of your employment. This will be compared to a quarterly performance bonus calculated by multiplying the year-to-date growth and profits for each quarter by a profit growth participation factor. If the quarterly performance bonus calculation results in an amount greater than your guaranteed bonus you will be paid the performance bonus for that quarter. Your rate factors for the quarterly performance bonus plan for 2003 will be provided to you in December of this year. The quarterly bonuses shall be pro-rated for the period of November 1, 2002 through December 31, 2002.

     Please note that a negative year-to-date profit calculations at the end of any given quarter will result in "loss carry forward" to be applied to the next quarterly year-to-date calculation. All bonuses will be paid within thirty (30) days of the end of the quarter.

3. For the purposes of this Exhibit A, profit shall be defined as pre-tax profit growth of the Company on a consolidated basis.

4. Upon acceptance of employment as Chief Financial Officer of West Corporation, you will receive an initial grant of 80,000 shares of restricted West stock. These

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Exhibit A - P. Mendlik
September 12, 2002
Page Two


     shares will vest in five equal installments at 20% each year pursuant to the terms and conditions of a Restricted Stock Agreement.

5. You will participate in the West Employee Stock Option program effective January, 2003. The Compensation Committee has approved an award of 200,000 shares to be granted over the eight quarters beginning the first quarter of 2003.

6. All pre-tax, pre-corporate allocation profit and net income objectives are based upon West Corporation operations and will not include profit and income derived from mergers, acquisitions, joint ventures or other non-operating income unless specifically and individually included upon completion of the transaction.

7. The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA and all such benefits will continue to be paid by Employer. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401k Plan or the 1996 Stock Incentive Plan. In addition, Employer will pay for disability insurance through its group plan or supplemental coverage to replace $150,000 of income annually until termination of this Employment Agreement or the vesting of all Stock acquired by Employee pursuant to the five Executive Restricted Stock Agreements of the same date. In the event of disability, disability payments will continue through at least September of 2007.

8. At the discretion of management, you may receive an additional bonus based on the Companies' and your individual performance.

9. In the event of any conflict in terms between this Exhibit and any other document, the more specific terms of this Exhibit shall govern.



                                        /s/ Paul Mendlik
                                        -----------------------------
                                        Employee - Paul Mendlik

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                                   EXHIBIT "B"

                     TO EMPLOYMENT AGREEMENT OF PAUL MENDLIK


     Within a reasonable time after the execution of the Employment Agreement and January 1/st/ of each year thereafter until the earlier of the termination of the Employee's employment under the Employment Agreement (or the fifth anniversary of the Executive Restricted Stock Agreement (the "Stock Agreement") in each case, without regard to any consulting services provided by Employee after his termination and without regard to Section 7(i) of the Employment Agreement, which Company and Employee have entered into contemporaneously with the Employment Agreement, the Company shall determine the "Market Price" of all the "Shares" of the Company's common stock to which the Employee has a right. "Shares" for purposes of this paragraph shall mean the sum of shares of (a) the Stock granted and vested pursuant to the terms of the Stock Agreement, and (b) the common stock that the Employee has a right to or has acquired pursuant to the Non-Qualified Stock Option Agreement under the Restated West Corporation 1996 Stock Incentive Plan (the "Plan"). "Market Price" for purposes of this paragraph shall be determined by multiplying the number of Shares, by the closing price of the Company's common stock on the day before such valuation date without adjustment for the restrictions contained in the Stock Agreement or the Plan. If, on any valuation date, the Market Price of Employee's Shares is less than the "Agreed Value," Company shall, as soon as reasonably possible, purchase a term life insurance policy insuring the life of Employee which provides a death benefit equal to the difference between the Market Price of the Shares and Agreed Value. "Agreed Value" for purposes of this paragraph shall be Two Million Dollars less the amount of any gross proceeds that Employee has received from the sale of the Shares. Employee shall have the sole right to designate the beneficiary or beneficiaries under such policy. Company shall keep the policy in effect until the Market Price determination contemplated by this paragraph is made on the next valuation date, at which time the death benefit of the policy will be adjusted, if necessary, or the policy cancelled in accordance with this paragraph. The insurance policy shall be purchased from an insurance company selected by the Company and the Employee shall cooperate in applying for such policy, including submitting to any medical examine(s) required by the insurance company, subject to the reasonable approval of Employee. On the fifth anniversary of the Stock Agreement, any policy, if any, then in effect will be cancelled. Employee represents and warrants that he is insurable as that term is commonly understood in the term life insurance industry in Omaha, Nebraska. The termination of this Agreement pursuant to Section 6(a)(1) shall not affect the rights of any beneficiary under the insurance policy. In the event of any conflict in terms between this Exhibit and any other document, the more specific terms of this Exhibit shall govern.